Issuer Free Writing Prospectus Dated February 10, 2011

(Supplementing Preliminary Prospectus Dated February 2, 2011)

Filed Pursuant to Rule 433

Registration Statement No. 333-171898

4,959,795 Shares

Common Stock

Body Central Corp.

Initial Public Offering of

4,959,795 shares of Common Stock, par value $0.001 per share

This free writing prospectus relates only to this offering and should be read together with the preliminary prospectus dated February 2, 2011 (the “Preliminary Prospectus”), included in Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-171898), filed with the Securities and Exchange Commission (the “SEC”) on February 2, 2011 (“Amendment No. 1”), which may be accessed through the following link (or if such address has changed, by reviewing our filings for the relevant date on the SEC web site) http://sec.gov/Archives/edgar/data/1379246/000104746911000445/a2201714zs-1a.htm.  The issuer’s Central Index Key, or CIK, on the SEC web site is 0001379246.  References to “Body Central,” “we,” “us,” “our,” “our company” and “our business” are used in the manner described in such preliminary prospectus.

The following information supplements and updates the information set forth in our Amendment No. 1 and in the Preliminary Prospectus:

Issuer:	Body Central Corp., a Delaware corporation.
Nasdaq Global Market symbol:	BODY
Title of securities:	Common Stock, par value $0.001 per share.
Shares offered by the issuer:	100,000 shares.
Shares offered by the selling stockholders:	4,859,795 shares.
Underwriters’ over-allotment option:	743,969 shares from the selling stockholders
Common stock to be outstanding after this offering:	15,505,677 shares.
Public offering price:	$16.50 per share.
Underwriting discount per share:	$0.825 per share.
Underwriters:	Piper Jaffray & Co., Jefferies & Company, Inc., Robert W. Baird & Co. Incorporated, William Blair & Company, L.L.C. and Oppenheimer & Co. Inc.
CUSIP:	09689U 102

Certain disclosures in the Preliminary Prospectus have been updated, including, among other things, changes to reflect:

•                  an offering size of 4,959,795 shares rather than 5,000,000 shares;

•                  an over-allotment option of 743,969 shares rather than 750,000 shares;

•                  the public offering price set forth above, including without limitation, the pro forma as adjusted financial information contained in the “Summary Consolidated Financial and Operating Data”, “Selected Consolidated Financial and Operating Data” and “Capitalization” sections of the Preliminary Prospectus; and

•                  that Beth R. Angelo, our Chief Merchandising Officer and a selling stockholder, will be selling 286,989 shares of common stock in the offering assuming no exercise of the over-allotment option and 345,349 shares of common stock in the offering assuming full exercise of the over-allotment option rather than 327,194 and 391,585, respectively, including, without limitation, the “Principal and Selling Stockholders” table of the Preliminary Prospectus.

Body Central Corp., the issuer, has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you are encouraged to read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Piper Jaffray or Jefferies & Company will arrange to send you the prospectus if you request it by calling toll free 1-877-371-5212 or 1-877-547-6340, respectively.